Exhibit 99.1

AMENDMENT NO. 1

TO

SERVICES AGREEMENT

This Amendment No. 1 (“Amendment”), dated as of December 30, 2009, modifies the Services Agreement (the “Agreement”) dated September 30, 2008 between R. R. Donnelley & Sons Company (“RR Donnelley” or “RRD”), a Delaware corporation, having its principal place of business at 111 South Wacker Drive, Chicago, IL 60606, and EDGAR Online, Inc. (“EOL”), a Delaware corporation, having its principal place of business at 50 Washington Street, 11th Floor, Norwalk, CT 08654, as follows:

1.	This Amendment hereby incorporates and amends the above-referenced Agreement (which also includes any amendments thereto in effect on the effective date of this Amendment). The Agreement shall remain in effect and unchanged except to the extent provided in this Amendment. In case of any conflict between a provision(s) of the Agreement and a provision(s) of this Amendment, the latter shall control with regard to the subject matter set forth herein.

2.	All terms defined in the Agreement shall have the same meaning when used in this Amendment.

3.	Effective January 1, 2010, Exhibits A and B to the Agreement are replaced with the versions attached hereto.

4.	Section 5(a) of the Agreement entitled “Currency; Rate Schedule and Determination of Fees through the Term” shall be deleted in its entirety and replaced with the following:

The Price listed in each Order shall be in U.S. Dollars and shall be reflected in an invoice that is submitted in accordance with the Rate Schedule. The parties agree to continue to use the original Year One Fees through December 31, 2009. Commencing January 1, 2010, the parties agree to use the Fees on the Rate Schedules set forth on Exhibit A hereto. Such Rate Schedule sets forth rates for both Flat and Variable Fees for Year Two of the Initial Term (“Year Two”), which shall be the period of January 1, 2010 through December 31, 2010. Fees for the final nine (9) months of the Initial Term (“Year Three”) shall be negotiated and determined by the parties commencing 120 days prior to the end Year Two. In the event the parties cannot agree on revised Fees for Year Three by January 1, 2011 and neither party gives notice of termination sixty (60) days prior to such renewal date in accordance with Section 10(h), then the Agreement shall continue using the original Year Two Fees until the parties agree to new pricing. If the Agreement extends beyond the Initial Term, the parties will negotiate additional years commencing 120 days prior to the end of each previous term year. If the parties cannot agree to revised Flat and Variable Fees within sixty (60) days of each renewal year, then either party shall have the right to terminate the agreement pursuant to Section 10(h). The parties agree to factor in the prior year’s results and current market demands when negotiating Year Three and renewal term Flat and Variable Fees.

5.	All references to either party’s exclusivity obligations, to the extent not modified herein, shall be deleted in their entirety effective January 1, 2010. However, the Exclusivity Fee set forth on Exhibit A hereof for the period ending December 31, 2009, shall remain due and immediately payable.

6.	The last sentence of Section 10(a) entitled “Termination for Material Breach” shall be deleted in its entirety.

7.	Section 10(c) entitled “Termination by EOL based on RR Donnelley’s Failure to Meet Requisite Conversion” shall be removed in its entirety.

8.	Section 10(d) of the Agreement entitled “Termination by EOL based on EOL’s Change of Control and EOL Penalty” shall be deleted in its entirety and replaced with the following:

Termination by Either Party based on Change of Control. In the event either party has a Change of Control, either party may give the other written notice to terminate the Agreement within sixty (60) days of such consummation of Change of Control. Notwithstanding the foregoing, each party agrees to perform its duties and obligations pursuant to the Agreement according to the terms hereof (for purposes of clarity: EOL agrees, among other things, to service RRD according to the terms and conditions hereof) for the remainder of the contract year in which such termination occurs.

9.	Section 10(e) entitled “Termination by RR Donnelley based on EOL’s Change of Control” shall be deleted in its entirety.

10.	Section 10(f) entitled “Termination by EOL based on RR Donnelley’s Change of Control” shall be deleted in its entirety.

11.	The last sentence of Section 10(g) entitled “Termination by RR Donnelley based on EOL’s Failure to Meet Service Levels” shall be deleted in its entirety.

12.	The words “at least” in the first sentence of Section 10(h) of the Agreement entitled “Termination for Failure to Agree on Pricing Pursuant to Section 5(a)” shall be replaced by the word “within.”

13.	Section 14(a) entitled “EOL Limited Exclusivity” shall be removed effective January 1, 2010.

14.	Section 14(b) entitled “RR Donnelley Limited Exclusivity” shall be removed effective January 1, 2010.

15.	Section 14(c) entitled “Customer Non-Solicitation” shall be deleted in its entirety and replaced with the following:

EOL agrees not to directly solicit (excluding general internet advertising and solicitations associated with EOL’s websites) any XBRL processing business from any customer of RR Donnelley (other than current customers of EOL’s EDGAR Pro and I-Metrix products) (i) for a period of four (4) months following the termination date of the Agreement if the Agreement is terminated by RR Donnelley or (ii) for a period of six (6) months following the termination date of the Agreement if EOL terminates the Agreement or if the Agreement is not renewed after the Initial Term. Customers of RR Donnelley are defined as any company for whom RR Donnelley has provided XBRL Translation and/or EDGAR Filing Services for the preceding 24 month period. At the time of termination, RR Donnelley will provide a list of these clients to EOL, and EOL will provide a list of EDGAR Pro and I-Metrix clients to RR Donnelley.

16.	[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

17.	Except as expressly amended herein, the Agreement shall continue in full force and effect in accordance with its terms, without any waiver, amendment or other modification of any provision thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment through their duly authorized representatives the day and year first above written.

R. R. DONNELLEY & SONS COMPANY	EDGAR ONLINE, INC.

/s/ Craig Clay	/s/ Philip Moyer
(Signature)	(Signature)

(Name — typed or printed)	(Name — typed or printed)

(Title)	(Title)

EXHIBIT A – RATE SCHEDULE

YEAR TWO FEES:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]